Press Release

Earthstone Energy, Inc. Reports on Newest Bakken Well

On Thursday July 29, 2010, 5:57 pm EDT

DENVER, July 29 -- Earthstone Energy, Inc., formerly Basic Earth Science Systems, Inc. (Earthstone, Basic or the Company) (OTC Bulletin Board:BSIC.ob), reported that XTO Energy Inc., Ft. Worth, TX concluded completion operations on our Mondak Federal #11X-14H well in Section 14, T148N-R105W and has placed the well on production.  According to XTO, the initial production rate was 489 barrels of oil, 251 MCF of gas and 955 barrels of water per day.  Earthstone has an approximate 8.40625% working interest and estimates spending approximately $400,000 for its share of drilling and completion costs on this well.

Earthstone Energy, Inc. is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area.  Earthstone Energy is traded on the Over The Counter Bulletin Board under the symbol BSIC.  Information on Earthstone Energy can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements also include comments regarding the future importance of newly drilled or recompleted wells, the success of future acquisition efforts and pending corporate actions which may, or may not, occur. Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Earthstone Energy's filings with the Securities and Exchange Commission, particularly the Company's Annual Report on Form 10-K filed for March 31, 2010. The Company disclaims any obligation to update forward-looking statements.